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                                                                    Exhibit 1(6)

                                                     our file:      37268.002

July 6, 1999                                         your file:

                                                     contact: SARA-LANE SIREY

THE ALBERTA STOCK EXCHANGE                           direct line: (403) 237-4713
10th Floor
300 - 5th Avenue S.W.                                email: slsirey@aphlaw.com
Calgary, Alberta
T2P 3C4

ATTENTION: MARK BROWN, VICE PRESIDENT, LISTINGS

Dear Sir:

RE: DYNAMIC DIGITAL DEPTH INC. (THE "CORPORATION") - APPLICATION FOR RELEASE OF ESCROWED SHARES



As you are aware, we represent the Corporation (formerly Xenotech Inc., formerly Mirabeau 88 Limited).
APPLICATION FOR RELEASE OF ESCROWED SHARES

On behalf of the Corporation, we hereby make application for the release of common shares which are currently subject to two escrow agreements (the "Escrow Agreements"), both of which are dated August 4, 1994, copies of which are enclosed herewith.

The Corporation makes application pursuant to paragraph six of the Escrow Agreements reads as follows:

         "6.      (a)      THE EXCHANGE WILL CONSENT TO THE RELEASE FROM
                           ESCROW OF ONE SHARE FOR EACH $0.10 OF CASH FLOW
                           GENERATED BY OR FROM THE PROPERTY.

                  (b) THE EXCHANGE WILL CONSENT TO THE RELEASE FROM ESCROW OF ONE SHARE FOR EACH $0.10 RECEIVED BY THE ISSUER, DISPLAY OR TRUE VISION IN A PAYMENT OF A CAPITAL ADVANCE PURSUANT TO A LICENSE AGREEMENT ENTERED INTO BY ANY OF THE ABOVE PARTIES.

                  (c) ANY RELEASE FROM ESCROW UNDER THIS PARAGRAPH 6 SHALL BE MADE PURSUANT TO A WRITTEN APPLICATION ON BEHALF OF THE ISSUER OR THE SECURITY HOLDER, WHICH APPLICATION SHALL BE ACCOMPANIED BY EVIDENCE OF THE CASH FLOW AND/OR CAPITAL RECEIVED, IN A FORM SATISFACTORY TO THE EXCHANGE. APPLICATION FOR RELEASE MAY ONLY BE MADE ONCE PER YEAR AND MAY ONLY RELATE TO CASH FLOW AND/OR CAPITAL RECEIVED IN THE PRECEDING FISCAL YEAR OR THE FISCAL YEARS OF THE ISSUER SINCE THE LAST RELEASE FROM ESCROW PURSUANT TO THIS AGREEMENT, WHICH EVER IS GREATER.

                  (d) NOTWITHSTANDING SUBPARAGRAPH (C) ABOVE, THE MAXIMUM NUMBER OF SHARES TO BE RELEASED FROM ESCROW IN ANY YEAR TO THE SECURITY HOLDER PURSUANT TO SUBPARAGRAPH
                           (A) ABOVE SHALL BE ONE-THIRD OF THE ORIGINAL NUMBER OF SHARES HELD IN ESCROW ON BEHALF OF THE SECURITY HOLDER."


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July 6, 1999
The Alberta Stock Exchange
page 2 of 3


The last release from escrow provided by The Alberta Stock Exchange in respect of the Corporation's common shares occurred on February 10, 1997 in respect of an application the Corporation made relating to the cash flow and capital received based on the audited financial statements for the period ended June 30, 1996.

On August 17, 1998, the Corporation consolidated share capital on a 1/5 basis. Considering this share consolidation, one (1) post consolidated share is eligible for release for every $0.50 of cash flow, or for every $0.50 received by the Corporation, or its subsidiaries, in a payment of a capital advance pursuant to a licence agreement since June 30, 1996.

We have received confirmation from Ernst & Young, the Corporation's auditor, that the cash flow and/or capital advances made pursuant to licence agreements since June 30, 1996 total an aggregate of AUS$385,718.00. We herewith enclose correspondence dated March 4, 1999 from Ernst & Young as well as a copy of the audited financial statements for the year ended June 30, 1998 in support of the foregoing. We have been advised by the Bank of Canad that its exchange rate for Australian dollars to Canadian dollars as of June 30, 1998 was $0.8828. Therefore, the total amount received from license fees and sales relates to CDN$340,511.

Accordingly, a total of an aggregate of 681,024 shares are releaseable on a pro-rata basis to the Escrowed shareholders in accordance with the Escrow Agreements. We request your written consent for this release and request that you contact the writer should you require any further information or documentation in respect of the same.

EXTENSION OF CANCELLATION DATE

Pursuant to Paragraph 11 of each of the Escrow Agreements, the common shares subject to the Escrow Agreements are to be cancelled on August 4, 1999, unless otherwise exempted in writing by The Alberta Stock Exchange. It is our understanding that it is the policy of The Alberta Stock Exchange to extend cancellation dates of escrow agreements on a year by year basis. Therefore, on behalf of the Corporation, we hereby make application for the extension of this deadline for INTER ALIA, the following reasons:


a. The Escrowed Shares are an essential component of the executive incentive package which maintains and ensures their current and future contribution to the development of the Corporation's business;

b. The Escrowed Shares were issued in consideration for the technology when the Corporation was in the research and development stage of development. The extension of the deadline would be fair and equitable as the Corporation and its technology are now emerging into the commercialization stage;

c. Extending the cancellation deadline of the Escrow Agreements would not be prejudicial to the public interest.



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July 6, 1999
The Alberta Stock Exchange
page 3 of 3


GENERAL

In respect of the foregoing applications, we herewith enclose the following to assist you in your review of the same:

a.       copies of each of the Escrow Agreements;
b. correspondence from The Montreal Trust Company of Canada, the transfer agent of the Corporation, in respect of the escrowed shareholdings of the Corporation;
c.       correspondence from Ernst & Young dated March 4, 1999;
d. audited financial statements of the Corporation for the year ended June 30, 1998; and
e. cheque in the amount of $53.50 in payment of the fee relating to this application.

We thank you in advance for your attention to the foregoing and look forward to receiving your approval in respect of the same.

Yours truly,

ARMSTRONG PERKINS HUDSON

per:


SARA-LANE SIREY

SLS/lf

Enclosures: as stated.